Exhibit (h)(12)(iv)

January 8, 2018

State Street Bank and Trust Company

Channel Center, Mailstop CCB0502

1 Iron Street

Boston, MA 02210

Attention: Brett Fernquist

Re: HIGHLAND FUNDS I (the “Trust”)

Ladies and Gentlemen:

In accordance with Section 1, the Appointment of Administrator provision, of the Master Administration Agreement dated as of January 7, 2013 by and among State Street Bank and Trust Company (“State Street”) and the Trust (as amended, modified, or supplemented from time to time, the “Agreement”), the undersigned Trust hereby requests that State Street act as Administrator for the HIGHLAND FLOATING RATE FUND (the “Fund”) under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Schedule A to the Agreement shall be deleted and replaced in its entirety with Schedule A attached hereto, effective as of the date set forth below.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,
HIGHLAND FUNDS I on behalf of: HIGHLAND FLOATING RATE FUND

By:	/s/ Dustin Norris
Name:	Dustin Norris
Title:	Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized
Effective Date:
January 8, 2018

MASTER ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Trusts and Funds

Highland Funds I

Highland Floating Rate Fund

Highland Opportunistic Credit Fund

Highland Merger Arbitrage Fund

Highland Funds II

Highland Fixed Income Fund

Highland Global Allocation Fund

Highland Premier Growth Equity Fund

Highland Small-Cap Equity Fund

Highland Tax-Exempt Fund

Highland Total Return Fund

Highland-First Foundation Income Fund